Exhibit 10.7
AMENDMENT
TO THE
FINANCIAL INSTITUTIONS, INC.
1999 DIRECTORS’ STOCK INCENTIVE PLAN
This Amendment to the Financial Institutions, Inc. 1999 Director’s Stock Incentive Plan (the “Plan”) is adopted pursuant to Section 11 of the Plan by the Board of Directors of Financial Institutions, Inc. (the “Company”).
1. Section 7 of the Plan shall be amended to add the following provision to the end of such Section:
Notwithstanding the forgoing, the Board may adopt less favorable rules than set forth above to apply to a director’s stock option award when a director ceases to be a member of the Board, including, without limitation, forfeiting options that are not vested when the director’s employment as a director terminates. Such rules shall be set forth in the director’s stock option agreement.
In witness whereof, Financial Institutions, Inc. has caused this instrument to be executed as of April 23, 2008.

FINANCIAL INSTITUTIONS, INC.

Name:	/s/ Ronald A. Miller

Title:	Corporate Secretary